Exhibit 2.4

               SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE
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         THIS SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE (the
"Amendment") is made and entered into this __day of June, 2003 by and between NATIONAL RESIDENTIAL PROPERTIES, INC., a Nevada corporation (hereinafter referred to as the "Seller") and SALOMON YUKEN and/or assigns (hereinafter referred to as the "Purchaser").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Seller and the Purchaser entered into and executed an Agreement for Purchase and Sale dated January 10, 2003 (the "Agreement"), pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the Seller's interest in and to the parcel of real property (the "Property") owned by the Seller located at 2217 N.W. 7th Street, Miami, Florida; and

         WHEREAS, the Seller and the Purchaser entered into and executed an Amendment to Agreement for Purchase and Sale dated May 8, 2003 (the "First Amendment"), pursuant to which certain of the terms and provisions contained within the Agreement were amended and modified; and

         WHEREAS, the Seller and the Purchaser have agreed to further amend and modify certain of the terms and provisions contained within the Agreement, in the manner hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

         1. Simultaneously with the execution of this Amendment, the Escrow Agent under the Agreement is hereby directed to and shall release from escrow, and tender to the Seller, the deposit previously placed by the Purchaser under the Agreement in the amount of ONE HUNDRED THOUSAND AND NO/100 ($100,000.00) DOLLARS. The said sum of ONE HUNDRED THOUSAND AND NO/100 ($100,000.00) DOLLARS shall be non-refundable to the Purchaser, unless the Seller is unable to convey good and marketable title to the Property in the manner specified within the Agreement.

         2. The Closing Date, as said term is defined within Section 2.1 of the Agreement, shall be extended and shall be on or before October 31, 2003.

         3. As a result of the extension in the Closing Date, the Seller will become obligated to negotiate and enter into modification agreements (the "Modification Agreements") with the holders of the first and second mortgages (collectively the "Mortgages") encumbering the Property. The Purchaser agrees that, upon request from the holders of the Mortgages, the Purchaser shall execute such documentation as may be necessary to evidence the personal guaranty of the Purchaser for the timely and complete payment and performance of the obligations evidenced by the Mortgages (and evidenced by the promissory notes accrued by the Mortgages).

         4. The Purchaser shall pay: (1) all fees, expenses and costs charged by the holders of the Mortgages and/or incurred by the Seller, with respect to the execution and recordation of the Modification Agreements.

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         5. The Purchaser, from and after July 1, 2003, shall be responsible for the payment of all interest which will accrue upon the unpaid principal balance of the promissory notes secured by the Mortgages.

         6. The Purchaser shall be responsible for the timely and complete payment, to the holders of the Mortgages, of all mortgage payments which will be due and payable to the holders of the Mortgages, commencing with the payments which will be due and payable commencing on August 1, 2003 and thereafter.

         7. The Purchaser acknowledges that the City of Miami Building Department is prepared to issue the building permits previously applied for with respect to the Property and, accordingly, the issuance of building permits by the City of Miami Building Department shall in no manner be deemed a condition precedent to the obligation of the Purchaser to close upon the transaction contemplated by the Agreement.

         8. The Purchaser agrees not to send any correspondence to the tenant at the Property, prior to Closing.

         9. Simultaneously with the execution of this Agreement by the Purchaser, the Purchaser shall deliver a check to the Seller, in the amount of $1,118.00, drawn to the order of McCain Engineering Co. in payment of the invoice rendered for the preparation of the environmental report for the Property ordered by Purchaser.

         10. Except as herein modified and amended (and except as previously modified and amended by the terms and provisions of the First Amendment) each and every one of the terms, provisions, covenants and agreements contained within the Agreement shall remain unmodified and shall continue in full force and effect.

         IN WITNESS WHEREOF, the Amendment has been entered into as of the date first set forth hereinabove.


WITNESSES:                              SELLER:

/s/HENRY NUNEZ
--------------------------------------  NATIONAL RESIDENTIAL PROPERTIES, INC.,
Printed Name:  Henry Nunez              a Nevada corporation
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Printed Name:                           By:/s/RICHARD ASTROM
             -------------------------     -------------------------------------
                                        RICHARD ASTROM, President

                                        PURCHASER:
/s/M. ZUMTERO                           /s/SALOMON YUKEN
--------------------------------------  ----------------------------------------
Printed Name:M. Zumtero                 SALOMON YUKEN and/or assigns
             -------------------------


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Printed Name:
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